PURCHASE AND SALE AGREEMENT

FOR UNPATENTED LODE MINING CLAIMS

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made effective the 9th day of May 2007 (the “Effective Date”) by and between BUCKINGHAM EXPLORATION, INC., a Nevada corporation (“BEI”) whose address is 1978 Vine Street, Suite 502, Vancouver, British Columbia V6K 4A1, and PIKES PEAK RESOURCES INC., a Canadian limited liability company (“PPR”) whose address is suite 880, 609 Granville Street, Vancouver, BC V7Y 1G5. PPR and BEI are sometimes referred to individually in this Agreement as “Party” and collectively as “Parties.”

RECITALS

PPR is or by closing will be the recorded owner of 29 unpatented lode mining claims located in Sections 25, 30 and 31, T. 15 S., R 71 W. of the 6th P.M., Teller County, Colorado, which are more particularly described in Exhibit A which is attached hereto and incorporated herein by this reference (the “Claims”); and

PPR wishes to sell the Claims to BEI, and BEI wishes to purchase the Claims, on the terms and subject to the conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are acknowledged by PPR and BEI, the Parties have set forth below the terms and conditions for the sale and purchase of the Claims.

A.

Purchase Price. The purchase price for the Claims is deemed (a) ONE MILLION UNITED STATES DOLLARS to be paid at Closing by PPR in the form of (i) FIVE HUNDRED THOUSAND DOLLARS (US$) in good funds, (ii) FIVE MILLION shares of the common stock of BEI, and (b) a Net Returns Royalty of TWO percent of the proceeds of minerals mined and sold from the Claims by BEI (the “Royalty”). The definition and the manner of calculation of the Royalty is more fully set forth in the text of Exhibit B, a Quitclaim Deed and Royalty Agreement which is attached hereto and incorporated herein by this reference.

B.

Closing. At a closing to be held in Denver, Colorado, or at any other place the Parties may otherwise mutually agree in writing, at a time and place to be agreed by the Parties, (the “Closing”), the Parties shall each deliver to the other the following payments and documents:

	1.	BEI. BEI shall deliver to PPR the following:

		(a)	FIVE HUNDRED THOUSAND DOLLARS (US$) in good funds.

		(b)	A share certificate registered in the name of PPR for FIVE MILLION shares of common stock of BEI (“Shares”)

	2.	PPR shall deliver the following:

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(a)

A Quitclaim Deed and Royalty Agreement substantially in the form of Exhibit B by which PPR will (i) transfer all of its right, title and interest in the Claims to BEI, and (ii) reserve the Royalty to itself.

(b)

Such information and documents as PPR has in its possession or control regarding the ownership and geology of the Claims and the results of any maintenance or other activities PPR or its affiliates have performed on the Claims, if any.

(c)

A certificate of PPR as to compliance by PPR and person who located the Claims with applicable Bureau of Land Management, State of Colorado and Teller County filing and or recording obligations regarding the Claims, assuming correctness of the legal description and excluding any survey thereof.

C.	Condition to Closing.

PPR shall have good and marketable title to the Claims proven to the reasonable satisfaction of BEI.

	1.	Closing shall occur on or before FOURTEEN days from the Effective Date of this Agreement unless extended in writing by both Parties.

2.

BEI will reimburse PPR for the costs incurred by PPR in obtaining the BLM CMC serial numbers for those Claims which are located in Sections 30 and 31, T. 15 S., R. 71 W., 6th P.M., such reimbursement shall not exceed THREE THOUSAND SEVEN HUNDRED UNITED STATES DOLLARS.

D.	Representations of the Parties.

1.

BEI represents to PPR that it is a corporation in good standing in the place of its incorporation, that it has the lawful right and corporate authority to enter into and carry out its obligations under this Agreement, that it has the lawful right to conduct business in the State of Colorado, and that the person signing on behalf of BEI has the authority to bind BEI to the terms and conditions of this Agreement.

2.

BEI represents to PPR that if at any time or from time to time BEI shall determine to register securities for its own account for a public offering or the account of any of its stockholders to publicly sell their securities, other than a registration on Form S-1 or S-8 relating solely to employee stock option or purchase plans, BEI will promptly notify PPR of such registration and if PPR notifies BEI of its desire to be included in such registration within FIVE business days of BEI’s notice, BEI shall include the shares issued to PPR in such registration. BEI at its expense will keep such registration effective for a period of ONE HUNDRED AND EIGHTY days or until all of the stockholders named therein have completed the distribution described in the registration statement, whichever first occurs.

3.

PPR represents that it is a company in good standing in the place of its organization, that it has the lawful right and organizational authority to enter into and carry out its obligations under this Agreement, that its wholly owned

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subsidiary and the direct owner of the Claims, Pikes Peak Energy LLC, has the lawful right to conduct business in the State of Colorado, and that the person signing on behalf of PPR has the authority to bind PPR to the terms and conditions of this Agreement.

4.	PPR is purchasing the Shares for its own account for investment purposes and not with a view towards distribution and has no present arrangement or intention to sell the Shares.

5.

PPR acknowledge and agrees that the Shares are “restricted securities” as defined by Rule 144 of the U.S. Securities and Exchange Commission and have not been registered under the Securities Act of 1933 as amended and may not be offered or sold in the United States or to U.S. Persons unless registered under the Act or an exemption from the registration requirements of the Act is available to the reasonable satisfaction of BEI.

6.

PPR has carefully reviewed BEI’s filings with the Securities and Exchange Commission, including the most recently filed Form 10KSB and 10QSB reports. PPR has also had the opportunity to ask and receive answers to any and all questions PPR had with respect to BEI, its business, management and current financial condition;

7.

PPR is either an accredited investor as defined by Regulation D or is a sophisticated investor, close friend or business associate of the control persons of BEI. PPR represents that it has such knowledge and expertise in financial and business matters that PPR is capable of evaluating the merits and risks involved in an investment in the Shares and acknowledges that an investment in the Shares entails a number of very significant risks and PPR is able to withstand the potential total loss of its investment.

E.

Option to Purchase Royalty. BEI has the right to acquire the Royalty from PPR or any subsequent transferee thereof at any time after closing upon SIXTY days notice and the payment of ONE MILLION UNITED STATES DOLLARS as adjusted. Option Payments shall be adjusted upwards and downwards, as the case may be, on their respective due dates. Adjustments shall be by the same percentage as the percentage change, if any, in the United States Department of Labor, All Items (the “CPI”), published by the BLS for the most recent month immediately preceding a payment date for which a preliminary figure is then available using as a base the final figure (or preliminary figure if the final figure is not yet available) for December 2006. Within THIRTY days following BLS publication of the final figure for the most recent month prior to a payment date, the applicable purchase price shall be adjusted upwards or downwards as described above, but utilizing the final figures and, if different, then the difference shall be promptly paid to or refunded, as the case may be. The Quitclaim Deed and Royalty Agreement shall be recorded in the Clerk and Recorder office of the Teller County, Colorado and in any other notice or public filling regarding ownership of the Claims.

F.

Taxes. At the request of PPR at any time following Closing up to one year from Closing, BEI must, within THIRTY days following the request, buy-back from PPR at market value a number of shares of BEI equivalent to the taxes payable by PPR to the State of Colorado and or the U.S. government up to a maximum of ONE HUNDRED FIFTY

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THOUSAND UNITED STATES DOLLARS in regard to the FIVE MILLION shares of BEI paid to PPR as partial consideration for the Claims.

G.

Abandonment of Claims. It is the intent of the Parties to grant BEI the option to repurchase the Claims for TEN THOUSAND UNITED STATES DOLLARS before the maintenance payments have to be made to prevent the BLM from declaring the Claims deemed abandoned and forfeited for failure to pay the BLM’s required annual maintenance fee. Therefore, in the event of BEI intends to abandon the Claims, BEI will notify PPR in writing at least SIXTY days before any mining claim maintenance fee payments must be made to the BLM to keep the Claims in good standing, and PPR will have the right to purchase all of BEI’s right, title and interest in the Claims for a payment of US$10,000.00, such payment to be made on or before the due date for the maintenance fees.

H.	Miscellaneous.

	1.	Further Documents. Each party at the request of the other will promptly execute and deliver any further instruments or other papers reasonably necessary to effect the purposes of this Agreement.

2.

Amendment, Waiver. There shall be no modification, amendment, change or alteration of this Agreement which shall be recognized as valid and binding on the Parties unless it is reflected in a written instrument executed by both Parties. Neither Party shall be construed to have waived any of its rights or interests in this Agreement due to a failure to assert a claim it has a right to make.

3.

Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado and the federal laws of the United States applicable therein, and the courts of the State of Colorado shall have exclusive jurisdiction of any dispute arising under this Agreement.

	4.	Headings. The headings in this Agreement are inserted only for convenience and shall not control or affect the meaning or construction thereof.

5.

Severability. In the event one or more of the provisions of this Agreement or any other instrument related hereto is held invalid or unenforceable, the other provisions of this Agreement or other instruments shall not be affected and shall remain valid and enforceable between the parties with respect to its subject matter.

6.

Entire Agreement, Enurement. This Agreement together with its Exhibits constitutes the entire agreement between the Parties with regard to the matters contained herein, and is binding on, and enures to the benefit of the Parties and their successors and permitted assigns.

	7.	Assignment. Except as expressly permitted by the terms of this Agreement, this Agreement may not be assigned in whole or part by either Party without the prior consent of the other Party.

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8.	Notice. All notices required or permitted in this Agreement, in order to be effective, must be delivered in person or mailed by certified mail, return receipt requested, and correctly addressed:

If to PPR:	If to BEI:

PIKES PEAK RESOURCES INC.	BUCKINGHAM EXPLORATION, INC.
Suite 880, 609 Granville Street	1978 Vine Street, Suite 502
Vancouver, BC V7Y 1G5	Vancouver, BC V6K 4S1
Canada	Canada

Notices given in person will be effective upon actual receipt and notices sent by certified mail will be deemed effective on the 10th day following the date upon which it is deposited in the mail.

9.

Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts. Each counterpart when so executed shall be deemed to be an original and all counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused the signatures of their authorized representatives to be set forth below:

Buckingham Exploration, Inc.	Pikes Peak Resources Inc.

/s/C. Robin Relph	/s/Mark Orsmond
By: C. Robin Relph	By: Mark Orsmond
Its President	Its President

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EXHIBIT A

To the
Purchase and Sale Agreement Between
Pikes Peak Resources Inc.
and
Buckingham Exploration, Inc.
dated effective May 9, 2007.

PROPERTY

Teller County, Colorado	Unpatented Mining Claims

	Name of Claim	Reception No.	Twp/Rg/Sec.	BLM Serial No.
1.	MC # 1	587903	15S 71 W 25	CMC 256345
2.	MC # 2	587904	“ ”	CMC 256346
3.	MC # 3	587905	“ ”	CMC 256347
4.	MC # 4	587906	“ ”	CMC 256348
5.	MC # 5	587907	“ ”	CMC 256349
6.	MC # 6	587908	“ ”	CMC 256350
7.	MC # 6A	591475	“ ”	CMC 259049
8.	MC # 7	589633	“ ”	CMC 256709
9.	MC # 8	604369	15S 71 W 31
10.	MC # 9	604370	“ ”
11.	MC # 10	604371	“ ”
12.	MC # 11	604372	“ ”
13.	MC # 12	604373	“ ”
14.	MC # 13	604374	“ ”
15.	MC # 14	604375	“ ”
16.	MC # 15	604376	“ ”
17.	MC # 16	604377	“ ”
18.	MC #17	604378	“ ”
19.	MC # 18	604379	“ ”
20.	MC # 19	604380	15S 71 W 30
21.	MC # 20	604381	“ ”
22.	MC # 21	604382	“ ”
23.	MC # 22	604383	“ ”
24.	MC # 23	604384	“ ”
25.	MC # 24	604385	“ ”
26.	MC # 25	604386	“ ”
27.	MC # 26	604387	“ ”
28.	MC # 27	604388	“ ”
29.	MC # 28	604389	“ ”

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EXHIBIT B

To the
Purchase and Sale Agreement Between
Pikes Peak Resources Inc.
and
Buckingham Exploration, Inc.
dated effective May 9, 2007.

QUITCLAIM DEED AND ROYALTY AGREEMENT

THIS QUIT CLAIM DEED AND ROYALTY AGREEMENT (this “Agreement”) is made effective as of ______________ between PPR, a _______________ corporation, whose address is ___________________________ (hereinafter referred to as “PPR”), and GRANTEE, a ________________ corporation, whose address is ____________________, (hereinafter referred to as “Grantee”).

WITNESSETH:

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.        PPR does by these presents hereby remise, release and forever quitclaim unto Grantee, and to its successors and permitted assigns, forever, all right, title, estate and interest of PPR in and to all those certain unpatented mining claims described in Exhibit A attached hereto and by this reference made a part hereof (“Property”), subject to the agreement and reservation of production royalties set forth below.

2.        PPR hereby reserves unto itself, its successors and assigns forever, and Grantee agrees to pay to PPR, a perpetual production royalty of TWO percent of Net Returns Production Royalty from the sale or other disposition of “Subject Minerals” produced and sold from the Property (hereafter, the “Production Royalty”), determined in accordance with the provisions set forth in this Section 1:

            a.        Definitions. The following terms when initially capitalized will have the definitions used in this Section 1a.:

                       (1)        “Sales Price” has the definition contained in Paragraph 3 of this Agreement.

                       (2)        “Allowable Deductions” has the definition contained in Paragraph 3 of this Agreement.

                       (3)        “Net Returns” means an amount determined by subtracting Allowable Deductions from the Sale Price.

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                       (4)        “Subject Minerals” means minerals and materials of every kind and character whatsoever, and all deposits of all such materials and minerals, in, upon and under the Property. Subject Minerals does not include any oil, gas, associated liquid hydrocarbons or coal, but does include, without limit, all uranium, vanadium, and other fissionable source materials.

                       (5)        “Yellowcake” means U308 concentrate, any chemical compound from which U308 concentrate can be derived, or equivalent pounds of U308 in a pregnant solution (“Equivalent Pounds”).

            b.        Computation of Production Royalty. When Subject Minerals are mined from the Property and sold by Grantee, Grantee will calculate the Production Royalty due PPR as follows: (i) The Sales Price shall be determined as set forth in Paragraph 3 of this Agreement, (ii) Allowable Deductions will be calculated and subtracted from the Sales Price to determine Net Returns, and (ii) Net Returns will be multiplied by TWO percent to determine the PPR’s Production Royalty.

            c.        FOR EXAMPLE

Assume a Sale Price of Yellowcake	$100,000
Assume Allowable Deductions of:	10,000
Net Return from the sale then equals	90,000
Production Royalty of 2% equals	1,800

            d.        Sales Price. “Sales Price” has the following meanings with regard to particular types of Subject Minerals:

              (1)        When Yellowcake is produced by an in situ or heap leaching process, then the Sales Price shall be the actual proceeds received by Grantee from the of the Yellowcake. If product is not sold as Yellowcake, but rather a pregnant solution is provided to a purchaser, the Sales Price shall be established by determining the number of Equivalent Pounds of Yellowcake contained in the pregnant solution. The number of Equivalent Pounds shall be determined in accordance with Standard analytical procedures in the uranium processing industry. If more than on of Yellowcake is made during any calendar quarter, then, for the purpose of calculating Production Royalty, the average price received by Grantee from such sales shall be deemed to be the Sales Price for that quarter.

                            (a)        If after milling or beneficiation, Yellowcake is delivered for further processing to a smelter or other processing facility owned or controlled by Grantee, or which processes the concentrate for Grantee on a toll basis, the concentrate shall be deemed sold, for royalty purposes, when it is delivered to the smelter or facility. In such event, Grantee will be deemed to have received, as the Sale Price for the Yellowcake, a sum equal to the fair market value thereof, as determined by TradeTech, LLC’s Long Term Price at the time it was delivered for further processing, less deductions for Allowable Deductions. In the event that TradeTech, LLC’s Long Term Price no longer exists, the PPR shall be paid upon another, similar price indicator that is also widely recognized and accepted by the uranium industry.

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                            (b)        With respect to uranium bearing material, all weights for purposes of the Agreement will be dry weights for the average price per pound of Yellowcake received by Grantee from the sales of Yellowcake during the calendar quarter during which the Yellowcake is removed from the Property for processing or beneficiating.

       (2)        In all other cases, Sales Price means the net proceeds actually paid to Grantee, or finally credited to Grantee in exchange for Subject Minerals. That is, for ores mined by Grantee form the Property that are not processed or beneficiated for the recovery of uranium, but are milled for the recovery of contained base or precious metals, then the value, for purposes of calculating Production Royalty, will be deemed to be the net purchase received by Grantee from the smelter or other purchaser, for the concentrate, after the deduction of Allowable Deductions.

e.        Allowable Deductions. For Yellowcake, “Allowable Deductions” shall mean transportation costs to the point of sale and deductions made by the purchaser for sampling, assaying, penalties and treatment, plus other deductions as more specifically described in item numbers 3(a) through 3(b) below.

f.        For ores that are not Uranium-bearing, “Allowable Deductions” shall mean and include all costs, expenses and charges of any nature whatsoever that are either paid or incurred by Grantee for or in connection with mineral concentration, treatment, smelting, refining or other beneficiation processes or procedures (whether or not currently know) which are undertaken off of the Property including, without limitation, costs or expenses paid or incurred for or in connection with penalties or other processor deductions or for sampling and assaying fees charged by an umpired,

              (3)        all costs, expenses and charges of any nature whatsoever that are either paid or incurred by Grantee for or in connection with the transportation of Subject Minerals away from the Property (f.o.b. the Property and including shipping, freight, transaction taxes, handling, port, demurrage, security, delay and forwarding expenses) to a mill, smelter, refinery or other place or places of treatment, storage or sale;

              (4)        all costs, expenses and charges of any nature whatsoever that are either paid or incurred by Grantee for or in connection with insurance, storage, representation at a refinery, consignment sale or sales brokerage costs or fees, or tolling or reining charges or fees,

              (5)        all sales, use, severance, net proceeds of mine, excise and any other taxes except income tax which is paid or incurred by Grantee and which is levied on, measured by or applicable to mineral production, and (5) any production royalties, production taxes, severance taxes and sales, privilege and other taxes paid to the United States that are measured by or based upon production or the value of Subject Minerals produced from the Property.

g.        Treatment and Sale. Grantee shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate Subject Minerals mined from the Property, at locations on or off the Property. In the event that Subject Minerals are concentrated or milled, smelted, refined, upgraded or otherwise processed or beneficiated in facilities owned or controlled by Grantee, then Allowable Deductions shall not exceed Allowable Deductions that would have been paid or

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incurred by Grantee if the facilities were owned or controlled by an independent party. No Production Royalty shall be payable to PPR for or with respect to reasonable quantities of Subject Minerals that are not sold by Grantee but are used by Grantee for assaying, treatment amenability, metallurgical or other analytical processes or procedures.

h.        Commingling. Grantee shall have the right to mix or commingle, at any location and either underground or at the surface, any Subject Minerals mined from the Property with any ores, metals, minerals, or mineral products mined from other lands, provided that Grantee shall determine the weight or volume of, sample and analyze all such Subject Minerals, ores, metals, minerals and mineral products before they are mixed or commingled. Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of Royalties payable to PPR in accordance with this Agreement in the event of a sale by Grantee of any materials so mixed or commingled.

i.        Statements and Payments. Each Royalty payment shall be made by wire transfer to an account for the credit of PPR at a bank designated by PPR in Paragraph 4 of this Agreement or a single check made payable to a person designated in writing by PPR as the payee for purposes of payments due to PPR under this Agreement. Each payment shall be made by Grantee’s check mailed or delivered as above within THIRTY days after the calendar quarter in which Grantee receives payment of the purchase price for ores, leachates, solutions or concentrates sold by it and for which the Royalty is payable according to this Agreement. If above, the Royalty shall be paid within THIRTY days after the calendar quarter during which the further processing occurs. Each such payment shall be accompanied by an itemized statement setting forth all facts and figures weights, analyses and values of all ores, concentrates, Subject Minerals, and metals produced form the Property during the Period for which payment is made in order to verify the accuracy of the amount of the payment. Notwithstanding anything to the contrary in this Agreement, Grantee shall not be in default for failing to make any payment to PPR in timely fashion if PPR fails or refuse to give Grantee written notice designating a bank account or a person to be the payee named on each and every check to be either wired or sent to PPR.

          All statements provided to PPR by Grantee shall be conclusively presumed to be true and correct after SIXTY days from the end of the period to which such statement applies unless within the SIXTY day period PPR submits to Grantee a written exception and claims that Grantee makes adjustment. Failure on the part of PPR to make a claim against Grantee for an adjustment in the subject period shall establish the correctness and preclude the filing of later favorable to Grantee shall be made unless they are made within the prescribed SIXTY day period or unless in connection with a claim made by PPR.

j.        Audit. As stated above in Paragraph 8 of this Agreement, PPR shall have a period of SIXTY days after PPR’s receipt of each statement to give Grantee notice of any objection. If PPR fails to object to a particular statement within SIXTY days after PPR’ receipt thereof then, subject only to the provisions in Paragraph 10 (“Adjustments”)

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of this Agreement, the accuracy of such statement and the amount of any payment transmitted therewith shall be conclusive with respect to PPR. If PPR objects to the accuracy of a particular statement or the amount of the payment transmitted thereby within SIXTY days after the statement is received by PPR, a certified public accountant mutually acceptable to the parties and retained by PPR may promptly audit Grantee’s relevant books and records at an office selected by Grantee during Grantee’s normal business hours. Any such audit shall be made at the sole expense of PPR if the audit determines that they payment in question was accurate to within three percent (3%). Any such audit shall be made at the sole expense of Grantee if the audit determines that the payment in question was inaccurate by more than three percent (3%). In any case, the payment in question shall be adjusted to reflect the results of the audit.

k.        Adjustments. The amounts of any charges, costs or expenses or any adjustments which are actually made and given to Grantee by a purchaser, shipper, processor or other creditor that were not taken into account in a statement to PPR which accompanied a preceding Production Royalty payment shall be taken into account in determining that amount of the next Production Royalty payment, but no such charges or adjustments shall otherwise affect the conclusiveness of preceding statements or payments.

3.        In the event Grantee intends to abandon the Property or any portion thereof, it shall first give to PPR SIXTY days advance written notice of such intention and in such written notice shall offer to convey the Property to PPR by quitclaim deed at no cost to PPR. Provided, however, that if Grantee’s notice of abandonment is delivered to PPR after July 1st of any year, Grantee shall be obligated to perform the annual assessment work or pay the annual maintenance fees required to keep the unpatented claims comprising the Property in good standing for the next assessment year. During the SIXTY day period beginning on the date of PPR’s receipt of notice, PPR will have the right, but not the obligation, to accept the offer of reconveyance. PPR will indicate its acceptance by giving written notice thereof to Grantee. If PPR exercises its right to accept the reconveyance of the Property, Grantee will promptly execute and deliver to PPR a deed conveying to PPR all of Grantee’s right, title, estate and interest in the Property, with a warranty that the Property is free and clear of any lien or encumbrance created by Grantee or arising from Grantee’s activities on the Property. If PPR fails to give notice of its acceptance of the offer of reconveyance within the SIXTY day period described above, Grantee shall have no obligation to convey the Property to PPR. Together with Grantee’s notice of abandonment of the Property or a portion thereof, Grantee shall furnish to PPR a copy of all drilling logs, sample and drill-hole locations, maps and other noninterpretive factual data which Grantee has developed in connection with exploration and development of the Property to be abandoned.

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IN WITNESS WHEREOF, the Parties have caused the signatures of their authorized representatives to be set forth below:

______________________________, Inc.	______________________________, Inc.

By:	By:

Name:	Name:

Title:	Title:

STATE OF ______________________)
                                                                                     ss.
COUNTY OF ____________________)

The foregoing instrument was acknowledged before me this ______ day of ___________, 2007, By ______________________________________.

Witness my hand and official seal.

My commission expires _____________
Notary Public
_______________________________.

STATE OF ______________________)
                                                                                     ss.
COUNTY OF ____________________)

The foregoing instrument was acknowledged before me this ______ day of ___________, 2007, By ______________________________________.

Witness my hand and official seal.

My commission expires _____________
Notary Public
_______________________________.

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